Exhibit (a)(13)

WRITTEN INSTRUMENT AMENDING THE
AMENDED AND RESTATED
AGREEMENT AND DECLARATION OF TRUST
OF PACIFIC SELECT FUND

RESOLVED, that the undersigned, being a majority of the Trustees of Pacific Select Fund, a Massachusetts business trust (the “Trust”), acting pursuant to Section 6.2 of the Amended and Restated Agreement and Declaration of Trust, dated October 28, 1999, as amended (“Declaration of Trust”), having heretofore divided the shares of beneficial interest of the Trust by designating and establishing three separate Series, effective May 1, 2005, to be known as the VN Small-Cap Value Portfolio, American Funds Growth Portfolio and American Funds Growth-Income Portfolio, such new Series to have the relative rights and preferences set forth in Subsections (a) through (e) of Section 6.2 of the Declaration of Trust.

     IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the 4th day of April, 2005.

/s/ Thomas C. Sutton	/s/ Glenn S. Schafer

Thomas C. Sutton	Glenn S. Schafer
Trustee	Trustee

/s/ Richard L. Nelson	/s/ Lucie H. Moore

Richard L. Nelson	Lucie H. Moore
Trustee	Trustee

/s/ Lyman W. Porter	/s/ Alan Richards

Lyman W. Porter	Alan Richards
Trustee	Trustee

/s/ Cecilia H. Herbert	/s/ G. Thomas Willis

Cecilia H. Herbert	G. Thomas Willis
Trustee	Trustee

/s/ Nooruddin S. Veerjee	/s/ Frederick L. Blackmon

Nooruddin S. Veerjee	Frederick L. Blackmon
Trustee	Trustee

PRESIDENT’S CERTIFICATE

     The undersigned, being the duly appointed, qualified and active President of Pacific Select Fund (the “Trust”), hereby certifies that Section 6.2 of the Trust’s Amended and Restated Agreement and Declaration of Trust dated October 28, 1999, as amended (the “Declaration of Trust”) has been duly amended in accordance with the provisions of Section 11.4 of the Declaration of Trust.

Date: April 4, 2005	/s/ Glenn S. Schafer
Glenn S. Schafer
President